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                                                                   EXHIBIT 10.13

                              EMPLOYMENT AGREEMENT
                               JOHN G. VANDEGRIFT

     This is an agreement, effective during the period of March 24, 1999 through December 31, 1999, between John G. Vandegrift, an individual residing at 36 Brook Street, Wellesley, Massachusetts 02482, ("Employee") and WP Holding, Inc., of 565 Lake View Parkway, Suite 135, Vernon Hills, IL 60061 ("Company" or "Employer").

1. Services. Employer wishes to retain the services of Employee to act as a member of its Board of Directors and to perform other duties, including, but not limited to, advising and consulting Employer in strategic and business development matters relative to the Company's List Partner Program, and Employee is willing to provide such services. Employee agrees that during the term of this Agreement, he will render to Employer such services as Employer may request relating to list partner program creation, subscriber acquisition, strategic marketing and business development.

2.   Payment to Employee.

     (a) Base Salary. Employer agrees to pay Employee for such services a base salary of $12,000 for each month of work, which payments shall be made semi-monthly. Subject to the provisions of Section 7 hereof, Employee and Company contemplate this agreement shall expire December 31, 1999.

     (b) Bonus. Employee shall be eligible for a bonus of up to twenty five percent (25%) of the base salary earned during any calendar quarter for meeting goals which will be reasonably established on or before April 15, 1999 by the Company (the "Defined Goals") for the 2nd (March 24-June 30), 3rd (July 1-Sept. 30) and 4th (Oct. 1-Dec. 31) calendar quarters of 1999. Said goals shall be related to the number of List Management and related agreements, and the number of list subscribers within these agreements.

     (c) Reimbursement of Costs. Upon adequate substantiation, Employer will reimburse Employee for all travel and related expenses incurred by Employee on Employer's behalf. During the course of rendering services to the Company, it is anticipated that Employee will attend major industry shows, to be approved in advance by Employer, such as PC forum, Internet World, Agenda, and Camp Interactive, which shall be reimbursable expenses. In addition, Employee shall be reimbursed for relocation travel and temporary living expenses incurred in Employee's temporary housing in Chicago, Illinois in an amount of up to $1,000 per month for up to nine (9) months. Employee will be responsible for additional apartment costs, security deposits, insurance, taxes, cable television, local phone and other living type expenses.

          Employee will provide local transportation (leased vehicle) and be responsible for all operating expenses including lease, fuel, insurance, taxes and additional local

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     transportation charges tolls.

(c) Equity. For prior services as a member of the Company's predecessor Board of Directors, Employee will be granted certain options to purchase shares of Common Stock of the Company, or its successor, through the Company's 1999 Stock Option Plan (the "Plan"). For services under this Agreement, Employee will be granted additional options to purchase shares of Common Stock of the Company through the Plan equal to 0.38% of the Company's Common Stock after the proposed Series A Preferred financing. These options will be granted through a grant letter which will be on terms and conditions consistent with other employees and consultants, as determined by the Board of Directors. One half of such options shall vest monthly on a straight-line basis over the term of the Agreement. The remaining one half of such options shall vest, if at all, quarterly if Employee reaches the Defined Goals, on a cumulative basis, for the applicable quarter. In case of a Change of Control of the Company (as defined below), the options shall accelerate in full and become immediately exercisable. The term "Change of Control" shall mean and include any of the following: (i) a merger or consolidation of the Company with or into any other corporation or other business entity in which the Company is the surviving corporation (except one in which the holders of capital stock of the Company immediately prior to such merger or consolidation continue to hold at least a majority of the outstanding securities having the right to vote in an election of the Board of Directors ("Voting Stock") of the Company), or any such merger or consolidation in which the Company is not the surviving corporation; (ii) a sale, lease, exchange or other transfer (in one transaction or a related series of transactions) of all or substantially all of the Company's assets; (iii) the acquisition by any person or any group of persons (other than the Company, any of its direct or indirect subsidiaries, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any of its direct or indirect subsidiaries) acting together in any transaction or related series of transactions, of such number of shares of the Company's Voting Stock as causes such person, or group of persons, to own beneficially, directly or indirectly, as of the time immediately after such transaction or series of transactions, 50% or more of the combined voting power of the Voting Stock of the Company other than as a result of an acquisition of securities directly from the Company, or solely as a result of an acquisition of securities by the Company which by reducing the number of shares of the Voting Stock outstanding increases the proportionate voting power represented by the voting Stock owned by any such person to 50% or more of the combined voting power of such Voting Stock; (iv) a change in the composition of the Company's Board of Directors following a tender offer or proxy contest, as a result of which persons who, immediately prior to a tender offer or proxy contest, constituted the Company's Board of Directors shall cease to constitute at least a majority of the members of the Board of Directors; and (v) any liquidation, dissolution or winding up of the Company (whether voluntary or involuntary).
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        (d)     Benefits.  Employee shall be eligible to participate in any health, dental, disability, profit sharing and retirement plans of the Company, established from time to time, in accordance with the rules of such plans and consistent with other employees of the Company, except as limited or restricted due to Employee's salary.

3. IPO Process Involvement. Employer agrees to use its reasonable efforts to include Employee in the Company's activities which are directly related to the process of initiating and completing, if any, the Company's Initial Public Offering. The list of activities and terms under which Employer agrees to include Employee, as practicable and at Employer's sole discretion, is provided on Exhibit A. Employee shall be included in the IPO Process, as provided on Exhibit A, for a period through April 30, 2000, or upon earlier termination of this Agreement as provided elsewhere in the Agreement.

4. Binding Authority. Employee shall have no authority to bind Employer or incur other obligations on behalf of Employer.

5. Intellectual Property. Employee will promptly disclose to Employer each discovery which he reasonably believes may be new or patentable, conceived by him in carrying out the services contracted for herein. Employer shall have the right to file a patent, trade mark or any other application relevant to the intellectual property, at Employer's expense, on each discovery, and Employee agrees to cooperate with Employer and to execute all proper documents at the expense of Employer to enable Employer to obtain patent protection in the United States and foreign countries.

6. Confidentiality In the event Employer discloses information to Employee that Employer considers to be secret or proprietary and so notifies Employee or if Employee reasonably believes such information to be proprietary information, Employee agrees to hold the proprietary information in confidence and to treat such proprietary information with at least the same degree of care and safeguards that he takes with his own proprietary information. Proprietary information shall be used by Employee only in connection with services rendered under this Agreement. Proprietary information shall not be deemed to include information that
        (a) is in or becomes in the public domain without violation of this Agreement by Employee or (b) is rightfully received from a third entity having no obligation to Employer and without violation of this Agreement by Employee. Employee agrees to return to Company all Proprietary information upon termination of this Agreement.

7. Representations and Warranties of Employee. Employee warrants that he is under no obligation to any other entity that in any way conflicts with this Agreement, that he is free to enter into this Agreement, and is under no obligation to consult for others in matters related to Internet marketing. Employee shall not, during the term of this Agreement,

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     perform services for others in the field of Internet marketing.

8. At-Will Employee. This agreement clarifies certain rights and duties of Employer and Employee. Notwithstanding anything else contained herein, this agreement may be terminated at any time by Employer, in Employer's sole discretion. Employee recognizes that he is employed as an "at-will" employee and that this agreement may be terminated at any time and at Employer's sole discretion. In the event that Employee is terminated for reason other than cause, Employee shall receive 30 days severance of Base Salary and 60 days reimbursement of $1000 per month temporary living expenses. In addition, if David Tolmie ceases to be Company CEO, or if Company determines that it will not pursue List Partner management relationships (which decision shall represent a specific change in Company strategy), Employee shall have the option to terminate this Employment Agreement and receive Base Salary and $1000/month temporary housing allowance for the balance of the term of the Agreement (through 12/31/99).

9. Assignment. This Agreement is not assignable by either party without the consent of the other.

10. Arbitration. Any disputes under this agreement, including those relating to non-competition shall be submitted to arbitration with a single arbitrator under the rules of the American Arbitration Association. Any ruling made by the arbitrators shall be final and may be entered as a judgment in any court of competent jurisdiction.

11. Non-Solicitation of Customers. Employee shall not solicit any customer of the Company, including any past customers of the Company who have done business with the Company during the past three years, to purchase any product or service which could be supplied by the Company.

12. Non-Solicitation of Employees. Employee shall not solicit any employees of the Company to perform any act in contravention of this Agreement or to terminate their employment with the Company.

13. Non-Interference. Employee shall not take any action to harm the Company or its products and shall not take any action, at any time, which is designed to hamper the productivity of the Company.

14. Injunctive Relief for Company. In the event of a breach or threatened breach of this Agreement by Employee, the Company shall be entitled, in addition to any other relief provided at law or equity, an injunction restraining Employee from disclosing confidential information, or soliciting customers or employees.

15. Survival. The provisions of Sections 5, 6 and 9 through 15 hereof shall survive any termination of this Agreement for a period of three (3) years after such termination.

     Agreed to and accepted on this the 31st day of March, 1999.